Explanation of Responses
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(1) The reporting person, a director of ev3 Inc., a Delaware corporation (the
"Company") and wholly owned subsidiary of ev3 LLC, a Delaware limited liability company ("ev3 LLC"), is a general partner of The Vertical Group, L.P., a Delaware limited partnership, the sole general partner of Vertical Fund I, L.P., a Delaware limited partnership, and Vertical Fund II, L.P., a Delaware limited partnership (together with Vertical Fund I, L.P., the "Vertical Funds"). The Vertical Funds are parties to a Note Contribution and Exchange Agreement (the "Contribution Agreement"), dated as of April 4, 2005, by and among the Company, ev3 Endovascular Inc., a Delaware corporation ("Endovascular") and wholly owned subsidiary of ev3 LLC, and Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (together with two affiliated partnerships, "WPEP", and together with the Vertical Funds, the "Contributors"). The Contributors are the holders of demand promissory notes previously given by Endovascular to the Contributors (the "Demand Notes"). Upon the terms and subject to the conditions set forth in the Contribution Agreement, the Contributors have agreed to contribute (the "Contribution") to the Company certain of the Demand Notes in exchange for shares of common stock, par value $0.01 per share ("Common Stock"), of the Company. The number of shares of Common Stock each Contributor will receive upon the closing of the Contribution is determined by a formula set forth in the Contribution Agreement and cannot be determined as of the date of this filing. For the purpose of this filing, it has been assumed that the demand promissory notes held by the Vertical Funds will be contributed to the Company in exchange for the issuance of 866,814 shares of Common Stock.

The Vertical Funds are also members of ev3 LLC. Pursuant to an Agreement and Plan of Merger, dated as of April 4, 2005, by and between the Company and ev3 LLC, prior to the consummation of the initial public offering (the "IPO") of shares of Common Stock by the Company, ev3 LLC will be merged with and into the Company (the "Merger"), with the Company surviving the Merger. In connection with the Merger, the Vertical Funds' membership interests in ev3 LLC will be converted into 1,438,985 shares of Common Stock, after giving effect to a one for six reverse stock split that will occur following the Merger.

(2) By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of an indeterminate portion of the shares of Common Stock that will be owned by the Vertical Funds following the Contribution and the Merger. The reporting person disclaims beneficial ownership of all shares of the Common Stock that will be owned by the Vertical Funds following the Contribution and the Merger, except to the extent of any indirect pecuniary interest therein. The reporting person will file an amendment to this Form 3 once the Contribution, the Merger, the one for six reverse stock split and the IPO have been consummated and the actual number of shares of Common Stock beneficially owned by the Vertical Funds have been determined.